Press Release

FOR IMMEDIATE RELEASE

For additional information:

Deutsche Bank Press Office (212) 454-2085

Shareholder Account Information (800) 294-4366

DWS Closed-End Funds (800) 349-4281

DWS RREEF Real Estate Fund, Inc and DWS RREEF Real Estate Fund II, Inc. Announce Annual Meeting of Stockholders

NEW YORK, NY, September 14, 2009 -- The Boards of Directors of DWS RREEF Real Estate Fund, Inc. (AMEX:SRQ) and DWS RREEF Real Estate Fund II, Inc. (AMEX:SRO) (each, a “Fund” and collectively, the “Funds”) announced that the Annual Meeting of Stockholders for each Fund will be held on December 7, 2009 at the New York Marriott Eastside, 525 Lexington Avenue, New York, NY 10017 at 11:00 a.m. Holders of record of shares of common and preferred shares, of the Funds at the close of business on October 16, 2009 are entitled to vote at the meeting and any postponements or adjournments thereof.

In addition to voting on the election of Directors, stockholders will have the opportunity to vote again on a Plan of Liquidation and Dissolution. If the Plan of Liquidation and Dissolution is approved by stockholders, each Fund would sell its assets, discharge or reserve for its liabilities, and distribute the net proceeds to stockholders. Stockholders of DWS RREEF Real Estate Fund, Inc. may also have the opportunity to vote on various proposals made by an insurgent stockholder, if properly presented at the meeting.

There can be no assurance that stockholders of a Fund will approve the proposed Plan of Liquidation and Dissolution. Each Fund’s stockholders are advised to read the Fund’s proxy statement and other materials when they become available, as they will contain important information. These materials will be mailed to stockholders and will be available on the SEC’s website.

In addition, each Fund today announced that it has recently received notice that it has been named as a defendant, along with the Fund's investment adviser, sub-adviser, and certain Fund officers, in a class action lawsuit filed in the Southern District of New York on behalf of certain Fund stockholders, alleging various securities law disclosure violations. The Funds intend to defend the lawsuit vigorously. In the event that stockholders approve the Plan of Liquidation and Dissolution being proposed at each Fund's upcoming Annual Meeting, it is possible that implementation of the Plan of Liquidation and Dissolution could be delayed or otherwise affected if this litigation is still pending at the time, although there is currently no certainty as to whether or how the pending litigation might affect a Plan’s implementation. Further details will be provided in each Fund's proxy statement for the Annual Meeting.

For more information on the Funds visit www.dws-investments.com or call (800) 349-4281.

IMPORTANT INFORMATION

Investments in funds involve risk. The fund involves additional risks due to its narrow focus. There are special risks associated with investment in real estate, including credit risk, interest rate fluctuations and the impact of varied economic conditions.

Shares of common stock of closed-end funds, unlike open-end funds, are not continuously offered. There is a one time public offering and, once issued, shares of common stock of closed-end funds are traded in the open market generally through a stock exchange. Common shares of closed-end funds frequently trade at a discount to net asset value. The price of common shares is determined by a number of factors, several of which are beyond the control of the fund. Therefore, the fund cannot predict whether its common shares will trade at, below, or above net asset value.

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of fund securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Certain statements contained in this release may be forward-looking in nature. These include all statements relating to plans, expectations, and other statements that are not historical facts and typically use words like “expect,” “anticipate,” “believe,” and similar expressions. Such statements represent management’s current beliefs, based upon information available at the time the statements are made, with regard to the matters addressed. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Management does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

The following factors, among others, could cause actual results to differ materially from forward-looking statements: (i) the ability of the Funds to obtain any required shareholder approvals; (ii) the need to obtain any necessary regulatory approvals; (iii) the effects of changes in market and economic conditions; (iv) other legal and regulatory developments; and (v) other additional risks and uncertainties.

FOR MORE INFORMATION: The foregoing is not a solicitation of any proxy. For more information regarding the Fund, or to receive a free copy of materials filed with the SEC (including the proxy statement relating to the 2009 annual meeting of stockholders once it is filed with the SEC), please visit www.dws-investments.com. Free copies of such materials can also be found on the SEC’s Website www.sec.gov. Please read the proxy statement carefully when it is available because it will contain important information regarding your investment in the Fund.

The Fund, its directors, executive officers and other members of management may be deemed to be participants in any future solicitation of the Fund’s security holders in connection with its 2009 annual meeting of stockholders. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in the Fund’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2008 and its proxy statement for the 2009 annual meeting of stockholders when it becomes available.

DWS Investments is part of Deutsche Bank’s Asset Management division and, within the US, represents the retail asset management activities of Deutsche Bank AG, Deutsche Bank Trust Company Americas, Deutsche Investment Management Americas Inc. and DWS Trust Company.

Copyright 2009 DWS Investments Distributors Inc. All rights reserved. (9/090 R-13697-1)